UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2006

INNOVA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-33231	95-4868120
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17105 San Carlos Boulevard, Suite A6151, Fort Myers, Florida 33931
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (239) 466-0488

Copies to:
Gregory Sichenzia, Esq.
Eric A. Pinero, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 16, 2006, Innova Holdings, Inc. (the “Company”) completed the purchase of all of the assets of CoroWare, Inc. (“CoroWare”) pursuant to a certain Asset Purchase Agreement (the “Agreement”) the Company and CoroWare entered into with CoroWare Technologies, Inc., a wholly owned subsidiary of the Company, dated as of May 12, 2006. Under the terms of the Agreement, the Company purchased, and CoroWare sold, all of its assets including, without limitation, all hardware, software, employee relations, customer contacts in the military and homeland security markets, contacts with Microsoft, Inc. and all other customers, and all other tangible and intangible assets including all developed software (the “Assets”), and the Company agreed to assume certain liabilities; however, the amount of assumed liabilities shall not be greater than $100,000 more than the amount of certain accounts receivable and cash assets purchased. Additionally, the Company agreed to assume certain bank credit card debt in an amount up to $98,168.33.

The Company paid a purchase price for the Assets equal to: (i) $450,000 in cash, of which $100,000 is guaranteed and $350,000 is contingent based upon the financial results of CoroWare Technologies, Inc. for the one year following May 16, 2006; (ii) $1,200,000 million in the restricted shares of common stock of the Company (30,000,000 shares), of which 5,000,000 shares were delivered to CoroWare at the closing and the remaining 25,000,000 shares are contingent based upon the financial results of CoroWare Technologies, Inc. for the three years following May 16, 2006 , and (iii) options to purchase 12,000,000 shares of the Company’s common stock, exercisable at a price equal to $0.018 per share, allocated to employees of CoroWare. Of the 25,000,000 shares of contingent common stock, 12,500,000 shares are being held in escrow to be released at such time as a certain legal proceeding brought by Manor Systems, LLC against CoroWare and Lloyd Spencer, the President of CoroWare, is settled. The amount of contingent cash paid to CoroWare will be reduced by the amount of assumed liabilities, and the amount of contingent shares paid to CoroWare will be reduced by the amount of all bank credit card debt assumed.

The Company claims an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”), for the issuance of the securities pursuant to Section 4(2) of the Act and/or Regulation D promulgated thereunder since, among other things, the transaction did not involve a public offering, CoroWare is an accredited investor and/or qualified institutional buyer, CoroWare had access to information about the Company, CoroWare took the securities for investment and not resale, and the Company took appropriate measures to restrict the transfer of the securities.

In addition, on May 16, 2006 the Company entered into Executive Employment Agreements with Lloyd Spencer and David Hyams, under which the Company will employ Messrs. Spencer and Hyams as executives of CoroWare Technologies, Inc. for a period of 5 years commencing May 16, 2006 which will be automatically renewed for successive 1 year periods until written notice not to renew is delivered by either the Company or Messrs. Spencer or Hyams. Messrs. Spencer and Hyams will each be paid a monthly salary of $12,500. During the term of their employment and for a period thereafter, Messrs. Spencer and Hyams will be subject to confidentiality, non-competition and non-solicitation provisions, subject to standard exceptions.

Further, on May 16, 2006 the Company entered into employment agreements with certain other key employees of CoroWare as required under the Agreement.

Item 2.01 Completion of Acquisition or Disposition of Assets.

See Item 1.01 above.

Item 2.03 Creation of a Direct Financial Obligation.

See Item 1.01 above.

Item 3.02 Unregistered Sales of Equity Securities.

See Item 1.01 above.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of business acquired.

To be filed not later than 71 days after May 22, 2006.

(b) Pro forma financial information.

To be filed not later than 71 days after May 22, 2006.

(c) Exhibits

Exhibit
Number	Description
10.1	Asset Purchase Agreement by and among Innova Holdings, Inc., Coroware Technologies Inc. and Coroware, Inc. dated May 12, 2006.
10.2	Form of Executive Employment Agreement.
10.3	Form of Employee Employment Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNOVA HOLDINGS, INC.

Date: May 22, 2006	/s/ Walter K. Weisel
Walter K. Weisel
Chief Executive Officer